EXHIBIT 12

CINEMARK MEXICO (USA), INC. AND SUBSIDIARY
COMPUTATION OF EARNINGS TO FIXED CHARGES

                                                                     1996             1995             1994
COMPUTATION OF EARNINGS:

REGISTRANT'S PRETAX LOSS FROM:
   OPERATIONS                                                 (2,625,942)      (2,773,425)      (3,564,822)
CAPITALIZED INTEREST                                                5,200        (166,076)         (40,903)
TOTAL EARNINGS                                                (2,620,742)      (2,939,501)      (3,605,725)

COMPUTATION OF FIXED CHARGES:

INTEREST EXPENSE                                                3,894,758        2,541,449        2,550,165
CAPITALIZED INTEREST                                                    0          167,099           40,903
AMORTIZATION OF DEBT ISSUE                                        102,268           99,242          101,271
COSTS
AMORTIZATION OF DEBT DISCOUNT                                     139,205          164,468          143,063
INTEREST FACTOR IN RENTAL                                         934,068          615,642          264,959
EXPENSE (1/3 RENT EXPENSE)
TOTAL FIXED CHARGES                                             5,070,299        3,587,900        3,100,361

TOTAL EARNINGS AND FIXED                                        2,449,557          648,399        (505,364)
CHARGES

RATIO OF EARNINGS TO FIXED                                     N/A              N/A              N/A
CHARGES

INSUFFICIENT EARNINGS TO COVER                                  2,620,742        2,939,501        3,605,725
FIXED CHARGES

                                                                                                  (continued)

CINEMARK MEXICO (USA), INC. AND
SUBSIDIARY
COMPUTATION OF EARNINGS TO FIXED CHARGES
                                                                                              FROM INCEPTION
                                                                                              (SEPTEMBER 10,
                                                                                                  1992)
                                                                                             TO DECEMBER 31,
                                                                                  1993                          1992
COMPUTATION OF EARNINGS:

REGISTRANT'S PRETAX LOSS
FROM
   OPERATIONS                                                              (1,227,855)                     (103,982)
CAPITALIZED INTEREST
TOTAL EARNINGS                                                             (1,227,855)                     (103,982)

COMPUTATION OF FIXED CHARGES:

INTEREST EXPENSE                                                             1,020,000
CAPITALIZED INTEREST
AMORTIZATION OF DEBT ISSUE                                                      38,865
COSTS
AMORTIZATION OF DEBT                                                            51,718
DISCOUNT
INTEREST FACTOR IN RENTAL
EXPENSE (1/3 RENT EXPENSE)
TOTAL FIXED CHARGES                                                          1,110,583

TOTAL EARNINGS AND FIXED                                                     (117,272)                     (103,982)
CHARGES

RATIO OF EARNINGS TO FIXED                                                 N/A                     N/A
CHARGES

INSUFFICIENT EARNINGS TO COVER                                               1,227,855             N/A
FIXED CHARGES

                                                                                                         (Concluded)